Exhibit 99.1

For Immediate Release

TrueCar Reports Fourth Quarter and Full Year 2017 Financial Results

•	Fourth quarter total revenue up 12% from a year ago to $83.1 million; FY 2017 total revenue up 16% from FY 2016 to $323.1 million.

•
Fourth quarter net loss of $(8.5) million, or $(0.08) per basic and diluted share, compared to net loss of $(8.0) million, or $(0.09) per basic and diluted share in the fourth quarter of 2016; FY 2017 net loss of $(32.8) million, or $(0.35) per basic and diluted share, compared to net loss of $(41.7) million, or $(0.49) per basic and diluted share, in FY 2016.

•
Fourth quarter Non-GAAP net income(1) of $4.9 million, or $0.05 per basic and diluted share, compared to Non-GAAP net loss of $(0.5) million, or $(0.01) per basic and diluted share, in the fourth quarter of 2016; FY 2017 Non-GAAP net income of $7.2 million, or $0.08 per basic share and $0.07 per diluted share, compared to Non-GAAP net loss of $(11.1) million, or $(0.13) per basic and diluted share, in FY 2016.

•
Fourth quarter Adjusted EBITDA(2) of $7.5 million, representing an Adjusted EBITDA margin(3) of 9.0%, compared to Adjusted EBITDA of $5.8 million, representing an Adjusted EBITDA margin of 7.8%, in the fourth quarter of 2016; FY 2017 Adjusted EBITDA of $28.9 million, representing an Adjusted EBITDA margin of 8.9%, compared to Adjusted EBITDA of $15.0 million, representing an Adjusted EBITDA margin of 5.4%, in FY 2016.

•	Fourth quarter units(4) were 239,521, up from 218,807 in fourth quarter of 2016; FY 2017 units were 952,834, up from 806,953 units in FY 2016.

•	Franchise dealer count(5) was 12,142 as of December 31, 2017, a 9% increase from 11,151 as of December 31, 2016.

•	Independent dealer count(6) was 2,979 as of December 31, 2017, a 15% increase from 2,597 as of December 31, 2016.

SANTA MONICA, Calif., February 15, 2018 – TrueCar, Inc. (NASDAQ: TRUE) today announced its financial results for the fourth quarter and year-ended December 31, 2017.

Management Commentary

"We’ve made significant progress throughout 2017; however there is still much we need to do.  We believe our work this year will set us up for a strong 2019," said Chip Perry, TrueCar’s President and Chief Executive Officer.

"We are pleased with our financial results and performance in the fourth quarter of 2017," continued John Pierantoni, Interim Chief Financial Officer. "As we focus on key initiatives, including growing our OEM business and the national roll-out of our trade-in product in 2018, we are well positioned to execute our long-term vision."

(1)	Non-GAAP net income (loss) is a Non-GAAP financial measure. Refer to its definition and accompanying reconciliation to GAAP net loss below.

(2)	Adjusted EBITDA is a Non-GAAP financial measure. Refer to its definition and accompanying reconciliation to GAAP net loss below.

(3)	Adjusted EBITDA margin is a Non-GAAP financial measure, calculated as Adjusted EBITDA, divided by total revenue.

(4)
Units: We define units as the number of automobiles purchased by our users from TrueCar Certified Dealers through TrueCar.com and our mobile applications or the car buying sites and mobile applications we maintain for our affinity group marketing partners.

(5)
Franchise Dealer count: We define franchise dealer count as the number of franchise dealers in the network of TrueCar Certified Dealers at the end of a given period. This number is calculated by counting the number of brands of new cars sold by dealers in the TrueCar Certified Dealer network at their locations, and includes both single-location proprietorships as well as large consolidated dealer groups. Note that this number excludes Genesis franchises on our program due to Hyundai’s recent transition of Genesis to a stand-alone brand. In order to facilitate period over period comparisons, we have continued to count each Hyundai franchise that also has a Genesis franchise as one franchise dealer rather than two.

(6)
Independent Dealer count: We define independent dealer count as the number of dealers in the network of TrueCar certified Dealers at the end of a given period that exclusively sell used vehicles and are not directly affiliated with a new car manufacturer. This number is calculated by counting each location individually, and includes both single-location proprietorships as well as large consolidated dealer groups.

Fourth Quarter 2017 Financial Highlights

•	Total revenue of $83.1 million, up 12% from $74.1 million in the fourth quarter of 2016.

•	Net loss of $(8.5) million, or $(0.08) per basic and diluted share, compared to net loss of $(8.0) million, or $(0.09) per basic and diluted share, in the fourth quarter of 2016.

•	Non-GAAP net income of $4.9 million, or $0.05 per basic and diluted share, compared to Non-GAAP net loss of $(0.5) million, or $(0.01) per basic and diluted share, in the fourth quarter of 2016.

•
Adjusted EBITDA of $7.5 million, representing an Adjusted EBITDA margin of 9.0%, compared to Adjusted EBITDA of $5.8 million, representing an Adjusted EBITDA margin of 7.8%, in the fourth quarter of 2016;

2017 Financial Highlights

•	Total revenue of $323.1 million, up 16% from $277.5 million in FY 2016.

•	Net loss of $(32.8) million, or $(0.35) per basic and diluted share, compared to net loss of $(41.7) million, or $(0.49) per basic and diluted share, in FY 2016.

•	Non-GAAP net income of $7.2 million, or $0.08 per basic share and $0.07 per diluted share, compared to Non-GAAP net loss of $(11.1) million, or $(0.13) per basic and diluted share, in FY 2016.

•	Adjusted EBITDA of $28.9 million, representing an Adjusted EBITDA margin of 8.9%, compared to Adjusted EBITDA of $15.0 million, representing an Adjusted EBITDA margin of 5.4%, in FY 2016.

Key Operating Metrics

•
Average monthly unique visitors(7) increased 3% to 7.3 million in the fourth quarter of 2017, up from approximately 7.0 million in the fourth quarter of 2016. In FY 2017, average monthly unique visitors increased 5% to approximately 7.4 million, up from 7.0 million in FY 2016.

•	Units were 239,521 in the fourth quarter of 2017, up from 218,807 in the fourth quarter of 2016. In FY 2017, units were 952,834, up from 806,953 in FY 2016.

•	Monetization(8) was $328 during the fourth quarter of 2017, compared to $320 during the fourth quarter of 2016. Monetization was $319 during FY 2017 compared to $322 FY 2016.

•	Franchise dealer count was 12,142 as of December 31, 2017, a 9% increase from 11,151 as of December 31, 2016.

•	Independent dealer count was 2,979 as of December 31, 2017, a 15% increase from 2,597 as of December 31, 2016.

Business Outlook

TrueCar’s guidance for the first quarter ending March 31, 2018 is as follows:

•	Units are expected to be in the range of 230,000 units to 235,000 units.

•	Revenues are expected to be in the range of $80 million to $82 million.

•	Adjusted EBITDA is expected to be in the range of $6 million to $7 million(9).

TrueCar's guidance for the full year ending December 31, 2018 is as follows:

•	Units are expected to be in the range of 1,030,000 units to 1,050,000 units.

•	Revenues are expected to be in the range of $360 million to $365 million.

•	Adjusted EBITDA is expected to be in the range of $36 million to $40 million(9).

(7)
Average monthly unique visitors: We define a monthly unique visitor as an individual who has visited our website, our landing page on our affinity group marketing partner sites, or our mobile applications within a calendar month. We calculate average monthly unique visitors as the sum of the monthly unique visitors divided by the number of months in that period.

(8)	Monetization: We define monetization as the average transaction revenue per unit, which we calculate by dividing all of our transaction revenue in a given period by the number of units in that period.

(9)
We are unable to provide reconciliations of forward-looking Adjusted EBITDA without unreasonable effort because we are unable to provide a forward-looking estimate of certain reconciling items between GAAP net loss and Adjusted EBITDA due to uncertainty regarding, and the potential variability of, certain litigation costs due to timing, status and cost of litigation, which may have a significant impact on GAAP results.

Conference Call Information

Members of TrueCar management will host a conference call today, February 15, 2018, to discuss the fourth quarter and full year 2017 results at 4:30 p.m. Eastern Time. To participate, domestic callers should dial 1-877-407-0789 and international callers should dial 1-201-689-8562. A replay of the call may be accessible the same day from 7:30 p.m. until 11:59 p.m. Eastern Time on Thursday, March 1, 2018 by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering replay pin number: 13675114. An archived version of the call will also be available upon completion on the Investor Relations section of TrueCar's website at ir.true.com. TrueCar has used, and intends to continue to use, its Investor Relations website (ir.true.com), Twitter (@TrueCar), and Facebook (www.facebook.com/TrueCar), as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding TrueCar’s future growth potential and opportunities, outlook for the first quarter and full year 2018, and beyond, planned product offerings, including research and discovery, digital retailing, and expansion of vehicle trade-in offerings, growth in our OEM business, future financial results, including expectations regarding future revenue and adjusted EBITDA, business strategy, plans and objectives are forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions that may prove incorrect, any of which could cause TrueCar’s results to differ materially from those expressed or implied by such forward-looking statements. Among the risks and uncertainties that could cause TrueCar’s results to differ materially from those expressed or implied by such forward-looking statements include: the ability to maintain and improve our relationship with, and perception among, car dealerships and grow our network of Certified Dealers, on an overall basis, among dealers representing high volume brands and in important geographies, as well as the ability to grow the revenue TrueCar derives from car manufacturer incentive programs; dependence upon affinity group marketing partners, especially USAA; compliance with U.S. federal and state laws and regulations directly or indirectly applicable to TrueCar’s business; the ability to scale and compete effectively in an increasingly competitive market and to grow and enhance TrueCar’s brand; the ability to increase revenue from dealers on the subscription pricing model; the successful improvement of TrueCar’s technology infrastructure; macro-economic issues that affect the automobile industry; the ability to attract, retain, and integrate qualified personnel, including recently hired members of management and the hiring of additional personnel in our technology and dealer teams; the ability to successfully resolve litigation to which TrueCar is subject; and other risks and uncertainties described more fully under the heading “Risk Factors” in TrueCar’s Annual Report on Form 10-K for the year ended December 31, 2016 and its subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, or SEC, and its Annual Report on Form 10-K for the year ended December 31, 2017 to be filed with the SEC. Moreover, TrueCar operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for TrueCar's management to predict all risks, nor can management assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward- looking statements TrueCar may make. All forward-looking statements in this press release are based on information available to TrueCar's management as of the date hereof, and except as required by law, management assumes no obligation to update these forward-looking statements, which speak only as of their respective dates.

Use of Non-GAAP Financial Measures

This earnings release includes the following Non-GAAP financial measures; Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP net income (loss), and Non-GAAP net income (loss) per share. We define Adjusted EBITDA as net loss adjusted to exclude interest income, interest expense, depreciation and amortization, stock-based compensation, non-cash warrant expense, certain litigation costs, severance charges, lease exit costs and income taxes. We define Non-GAAP net income (loss) as net loss adjusted to exclude stock-based compensation, non-cash warrant expense, certain litigation costs, severance charges and lease exit costs. We have provided below a reconciliation of each of Adjusted EBITDA and Non-GAAP net income (loss) to net loss, the most directly comparable GAAP financial measure. Neither Adjusted EBITDA nor Non-GAAP net income (loss) should be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP. In addition, our Adjusted EBITDA and Non-GAAP net income (loss) measures may not be comparable to similarly titled measures of other organizations as they may not calculate Adjusted EBITDA or Non-GAAP net income (loss) in the same manner as we calculate these measures.

We use Adjusted EBITDA and Non-GAAP net income (loss) as operating performance measures as each is (i) an integral part of our reporting and planning processes; (ii) used by our management and board of directors to assess our operational performance, and together with operational objectives, as a measure in evaluating employee compensation and bonuses; and (iii) used by our management to make financial and strategic planning decisions regarding future operating investments. We believe that using Adjusted EBITDA and Non-GAAP net income (loss) facilitates operating performance comparisons on a period-to-period basis because these measures exclude variations primarily caused by changes in the excluded items noted above. In addition, we believe that Adjusted EBITDA, Non-GAAP net (income) loss and similar measures are widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of financial performance and debt service capabilities.

Our use of each of Adjusted EBITDA and Non-GAAP net income (loss) has limitations as an analytical tool, and you should not consider either in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect the payment or receipt of interest or the payment of income taxes;

•	neither Adjusted EBITDA nor Non-GAAP net income (loss) reflects changes in, or cash requirements for, our working capital needs;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or any other contractual commitments;

•
neither Adjusted EBITDA nor Non-GAAP net income (loss) reflects the cash costs to advance our claims in respect of certain litigation, or the costs to defend ourselves in various complaints filed against us or to settle such litigation, which we expect to continue to be significant;

•
neither Adjusted EBITDA nor Non-GAAP net income (loss) reflects the cash severance costs due to certain former executives and former members of our product and technology teams affected by a reorganization;

•	neither Adjusted EBITDA nor Non-GAAP net income (loss) reflects the lease exit costs associated with consolidation of the Company's office locations in Santa Monica, California;

•	neither Adjusted EBITDA nor Non-GAAP net income (loss) consider the potentially dilutive impact of shares issued or to be issued in connection with stock-based compensation or warrant issuances; and

•	other companies, including companies in our own industry, may calculate Adjusted EBITDA and Non-GAAP net income (loss) differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, you should consider Adjusted EBITDA and Non-GAAP net income (loss) alongside other financial performance measures, including our net loss, our other GAAP results, and various cash flow metrics. In addition, in evaluating Adjusted EBITDA and Non-GAAP net income (loss), you should be aware that in the future we will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and Non-GAAP net income (loss), and you should not infer from our presentation of Adjusted EBITDA and Non-GAAP net income (loss) that our future results will not be affected by these expenses or any unusual or non-recurring items.

About TrueCar

TrueCar, Inc. (NASDAQ: TRUE) is a digital automotive marketplace that provides comprehensive pricing transparency about what other people paid for their cars and enables consumers to engage with TrueCar Certified Dealers who are committed to providing a superior purchase experience. TrueCar operates its own branded site and its nationwide network of more than 15,000 Certified Dealers, and also powers car-buying programs for some of the largest U.S. membership and service organizations, including USAA, AARP, American Express, AAA and Sam’s Club. Over one-half of all new car buyers engage with the TrueCar network during their purchasing process. TrueCar is headquartered in Santa Monica, California, with offices in San Francisco and Austin, Texas. For more information, go to www.truecar.com. Follow TrueCar on Facebook or Twitter.

Investor/Media Contact:
Alison Sternberg
Vice President, Investor Relations and Communications
424-258-8771
asternberg@truecar.com

TRUECAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Revenues	$83,133	$74,081	$323,149	$277,507
Costs and operating expenses:
Cost of revenue	7,617	6,257	28,227	25,167
Sales and marketing	47,899	41,609	185,397	154,406
Technology and development	15,953	13,265	59,070	53,580
General and administrative	17,612	14,649	61,646	59,908
Depreciation and amortization	4,955	5,538	22,472	23,345
Total costs and operating expenses	94,036	81,318	356,812	316,406
Loss from operations	(10,903)	(7,237)	(33,663)	(38,899)
Interest income	476	90	1,260	376
Interest expense	(655)	(645)	(2,610)	(2,530)
Loss before income taxes	(11,082)	(7,792)	(35,013)	(41,053)
(Benefit from) / provision for income taxes	(2,607)	158	(2,164)	655
Net loss	$(8,475)	$(7,950)	$(32,849)	$(41,708)
Net loss per share:
Basic and diluted	$(0.08)	$(0.09)	$(0.35)	$(0.49)
Weighted average common shares outstanding, basic and diluted	100,081	85,698	94,865	84,483

TRUECAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$197,762	$107,721
Accounts receivable, net	39,169	36,867
Prepaid expenses	5,475	6,044
Other current assets	1,145	2,278
Total current assets	243,551	152,910
Property and equipment, net	70,710	66,941
Goodwill	53,270	53,270
Intangible assets, net	15,912	19,774
Other assets	1,391	1,553
Total assets	$384,834	$294,448

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,620	$13,827
Accrued employee expenses	6,568	8,951
Accrued expenses and other current liabilities	12,790	12,583
Total current liabilities	37,978	35,361
Deferred tax liabilities	812	2,994
Lease financing obligations, net of current portion	29,129	28,833
Other liabilities	3,797	2,679
Total liabilities	71,716	69,867

Stockholders’ Equity
Common stock	10	9
Additional paid-in capital	664,192	542,807
Accumulated deficit	(351,084)	(318,235)
Total stockholders’ equity	313,118	224,581
Total liabilities and stockholders’ equity	$384,834	$294,448

TRUECAR, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
 (In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net loss	$(8,475)	$(7,950)	$(32,849)	$(41,708)
Non-GAAP adjustments:
Interest income	(476)	(90)	(1,260)	(376)
Interest expense	655	645	2,610	2,530
Depreciation and amortization	4,955	5,538	22,472	23,345
Stock-based compensation	9,580	6,706	32,241	24,739
Warrant expense	—	33	—	46
Certain litigation costs (1)	3,827	345	7,967	960
Severance charges (2)	—	—	—	1,783
Lease exit costs (3)	—	381	(133)	3,065
(Benefit from) / provision for income taxes	(2,607)	158	(2,164)	655
Adjusted EBITDA	$7,459	$5,766	$28,884	$15,039

(1)
The excluded amounts relate to legal costs incurred in connection with complaints filed by non-TrueCar dealers and the California New Car Dealers Association against TrueCar, and securities and consumer class action lawsuits. We believe the exclusion of these costs is appropriate to facilitate comparisons of our core operating performance on a period-to-period basis. Based on the nature of the specific claims underlying the excluded litigation matters, once these matters are resolved, we do not believe our operations are likely to entail defending against the types of claims raised by these matters. We expect the cost of defending these claims to continue to be significant pending resolution.

(2)
We incurred $1.3 million in severance costs in the second quarter of 2016 related to a reorganization of our product and technology teams to better align our resources with business objectives as we transition from multiple software platforms to a unified architecture. In addition, we incurred severance cost of $0.5 million related to an executive who terminated during the second quarter of 2016. We believe excluding the impact of these terminations is consistent with our use of Adjusted EBITDA and Non-GAAP net income (loss) as we do not believe they are a useful indicator of ongoing operating results.

(3)
Represents the updates to the initial estimate of lease termination costs associated with the consolidation of the Company's office locations in Santa Monica, California in December 2015. We believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.

TRUECAR, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP NET INCOME (LOSS)
 (In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net loss	$(8,475)	$(7,950)	$(32,849)	$(41,708)
Non-GAAP adjustments:
Stock-based compensation	9,580	6,706	32,241	24,739
Warrant expense	—	33	—	46
Certain litigation costs (1)	3,827	345	7,967	960
Severance charges (2)	—	—	—	1,783
Lease exit costs (3)	—	381	(133)	3,065
Non-GAAP net income (loss) (4)	$4,932	$(485)	$7,226	$(11,115)

Non-GAAP net income (loss) per share:
Basic	$0.05	$(0.01)	$0.08	$(0.13)
Diluted	$0.05	$(0.01)	$0.07	$(0.13)

Weighted average common shares outstanding:
Basic	100,081	85,698	94,865	84,483
Diluted	103,645	85,698	99,923	84,483

(1)
The excluded amounts relate to legal costs incurred in connection with complaints filed by non-TrueCar dealers and the California New Car Dealers Association against TrueCar, and securities and consumer class action lawsuits. We believe the exclusion of these costs is appropriate to facilitate comparisons of our core operating performance on a period-to-period basis. Based on the nature of the specific claims underlying the excluded litigation matters, once these matters are resolved, we do not believe our operations are likely to entail defending against the types of claims raised by these matters. We expect the cost of defending these claims to continue to be significant pending resolution.

(2)
We incurred $1.3 million in severance costs in the second quarter of 2016 and in the year ended December 31, 2016 related to a reorganization of our product and technology teams to better align our resources with business objectives as we transition from multiple software platforms to a unified architecture. In addition, we incurred severance cost of $0.5 million related to an executive who terminated during the second quarter of 2016. We believe excluding the impact of these terminations is consistent with our use of Adjusted EBITDA and Non-GAAP net income (loss) as we do not believe they are a useful indicator of ongoing operating results.

(3)
Represents the updates to the initial estimate of lease termination costs associated with the consolidation of the Company's office locations in Santa Monica, California in December 2015. We believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.

(4)
There is no income tax impact related to the adjustments made to calculate Non-GAAP net income (loss) because of our available net operating loss carryforwards and the full valuation allowance recorded against our net deferred tax assets at December 31, 2017 and December 31, 2016.